Exhibit 99.1

Pier 1 Imports, Inc. to Present at Raymond James Institutional Investors Conference

Releases Fourth Quarter Sales and Earnings Expectations

FORT WORTH, Texas--(BUSINESS WIRE)--March 4, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today announced that it is participating in the Raymond James Institutional Investors Conference being held March 7-10th at the JW Marriott Orlando, Grande Lakes Hotel. Alex W. Smith, President and Chief Executive Officer, and Cary Turner, Executive Vice President and Chief Financial Officer, will make a presentation on March 10th during which they will provide a general update on the Company’s business.

In anticipation of this event, the Company released sales information for the fourth quarter and fiscal year periods ended February 27, 2010. In addition, the Company provided earnings expectations for the fourth quarter. Total sales for the fourth quarter were $396 million compared to $389 million for the same period last year. Comparable store sales for the fourth quarter increased 6.5%. Total sales for the fiscal year were $1,291 million compared to $1,321 million last year. Comparable store sales for the year increased 1.5%.

For the fourth quarter, the Company anticipates that reported merchandise margins will be better than expected at approximately 55.7%, compared to 44.3% reported last year. Reported earnings per share are expected to be at least $0.29 per share compared to a loss of $0.33 last year.

Alex Smith, President and Chief Executive Officer, stated, “We are proud of our fourth quarter performance, which began with an extremely successful holiday selling season. We knew that the strength of December sales, the resulting seasonal sell-through, and the lower level of markdown inventory would shorten the Pier 1 sale. However, we were able to more than offset the pressure on sales in January with a very strong merchandise margin improvement. Our quarter ended with strong sales and margin in February, despite the extreme weather conditions experienced in many parts of the country. The increase in margin rate during the quarter is attributable not only to less clearance merchandise but also to our initial markups which remained strong.”

The Company will host a conference call to discuss the fiscal 2010 fourth quarter and year-end results at 10:00 a.m. Central Time on April 8, 2010. A web cast will be available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400